Exhibit 2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

JUNE 30, 2018

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

JUNE 30, 2018

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	U.S. dollars in thousands
NET REVENUES	2,350	483	4,795	483
COST OF REVENUES	725	272	1,655	272
GROSS PROFIT	1,625	211	3,140	211
RESEARCH AND DEVELOPMENT EXPENSES, net	6,044	8,434	12,460	16,571
SELLING, MARKETING AND BUSINESS DEVELOPMENT EXPENSES	3,123	3,376	6,293	3,981
GENERAL AND ADMINISTRATIVE EXPENSES	2,015	1,940	3,939	3,255
OTHER EXPENSES	—	—	—	45
OPERATING LOSS	9,557	13,539	19,552	23,641
FINANCIAL INCOME	156	2,523	239	4,078
FINANCIAL EXPENSES	1,717	7	1,740	56
FINANCIAL INCOME (EXPENSES), net	(1,561)	2,516	(1,501)	4,022
LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	11,118	11,023	21,053	19,619

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.05	0.06	0.10	0.11
WEIGHTED AVERAGE OF ORDINARY SHARES (in thousands)	213,439	171,640	213,316	170,640

The accompanying notes are an integral part of these condensed consolidated financial statements.

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
	2018	2017
	Unaudited	Audited
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	5,564	16,455
Bank deposits	8,225	13,163
Financial assets at fair value through profit or loss	14,113	16,587
Trade receivables	1,796	1,528
Prepaid expenses and other receivables	1,831	3,290
Inventory	690	653
	32,219	51,676
NON-CURRENT ASSETS:
Bank deposits	144	152
Fixed assets	200	230
Intangible assets	5,285	5,285
	5,629	5,667
TOTAL ASSETS	37,848	57,343

CURRENT LIABILITIES:
Accounts payable	4,023	4,805
Accrued expenses and other current liabilities	5,354	6,025
Payable in respect of intangible asset purchase	500	1,000
	9,877	11,830

NON-CURRENT LIABILITIES:
Derivative financial instruments	2,065	448
TOTAL LIABILITIES	11,942	12,278

EQUITY:
Ordinary shares	577	575
Additional paid-in capital	177,787	177,434
Accumulated deficit	(152,458)	(132,944)
TOTAL EQUITY	25,906	45,065

TOTAL LIABILITIES AND EQUITY	37,848	57,343

The accompanying notes are an integral part of these condensed consolidated financial statements.

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary	Additional	Accumulated	Total
	shares	paid-in capital	deficit	equity
	U.S. dollars in thousands
BALANCE AT APRIL 1, 2018	577	177,787	(142,073)	36,291

CHANGES IN THE THREE-MONTH PERIOD ENDED JUNE 30, 2018:
Share-based compensation to employees and service providers	—	—	733	733
Comprehensive loss	—	—	(11,118)	(11,118)
BALANCE AT JUNE 30, 2018	577	177,787	(152,458)	25,906

BALANCE AT APRIL 1, 2017	455	156,415	(97,924)	58,946
CHANGES IN THE THREE-MONTH PERIOD ENDED JUNE 30, 2017:
Share-based compensation to employees and service providers	—	—	705	705
Issuance of ordinary shares, net of expenses	3	172	—	175
Comprehensive loss	—	—	(11,023)	(11,023)
BALANCE AT JUNE 30, 2017	458	156,587	(108,242)	48,803

	Ordinary	Additional		Accumulated	Total
	shares	paid-in capital	Warrants	deficit	equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2018	575	177,434	—	(132,944)	45,065
CHANGES DURING THE SIX-MONTH PERIOD ENDED JUNE 30, 2018:
Share-based compensation to employees and service providers	—	—	—	1,539	1,539
Exercise of options into ordinary shares	2	353	—	—	355
Comprehensive loss	—	—	—	(21,053)	(21,053)
BALANCE AT JUNE 30, 2018	577	177,787	—	(152,458)	25,906

BALANCE AT JANUARY 1, 2017	441	150,838	1,057	(89,635)	62,701
CHANGES DURING THE SIX-MONTH PERIOD ENDED JUNE 30, 2017:
Share-based compensation to employees and service providers	—	—	—	1,012	1,012
Issuance of ordinary shares, net of expenses	3	1,279		—	1,282
Exercise of warrants and options into ordinary shares	14	3,413	—	—	3,427
Warrants expiration	—	1,057	(1,057)	—	—
Comprehensive loss	—	—	—	(19,619)	(19,619)
BALANCE AT JUNE 30, 2017	458	156,587	—	(108,242)	48,803

The accompanying notes are an integral part of these condensed consolidated financial statements

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(11,118)	(11,023)	(21,053)	(19,619)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	733	705	1,539	1,012
Depreciation	23	18	45	32
Write-off of intangible assets	—	—	—	45
Fair value adjustments on derivative financial instruments	1,667	(2,251)	1,617	(3,513)
Fair value losses on financial assets at fair value through profit or loss	13	64	112	79
Revaluation of bank deposits	(13)	(87)	77	(105)
Exchange differences in respect of cash and cash equivalents	53	(119)	67	(361)
	2,476	(1,670)	3,457	(2,811)
Changes in assets and liability items:
Decrease (increase) in trade receivables	13	(778)	(268)	(679)
Decrease (increase) in prepaid expenses and other receivables	188	(421)	1,459	(1,534)
Increase in inventory	(130)	(610)	(37)	(610)
Increase (decrease) in accounts payable	1,299	1,124	(782)	1,085
Increase (decrease) in accrued expenses and other current liabilities	(1,127)	3,650	(671)	4,119
	243	2,965	(299)	2,381
Net cash used in operating activities	(8,399)	(9,728)	(17,895)	(20,049)
INVESTING ACTIVITIES:
Purchase of fixed assets	(2)	(102)	(15)	(102)
Purchase of intangible assets	—	—	(500)	—
Change in investment in current bank deposits	5,000	284	4,869	(15,260)
Purchase of financial assets at fair value through profit or loss	(42)	(10,500)	(1,088)	(13,953)
Proceeds from sale of financial assets at fair value through profit or loss	1,500	5,447	3,450	5,847
Net cash provided by (used in) investing activities	6,456	(4,871)	6,716	(23,468)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	—	—	—	1,282
Exercise of warrants and options into ordinary shares, net of expenses	—	175	355	3,407
Net cash provided by financing activities	—	175	355	4,689
DECREASE IN CASH AND CASH EQUIVALENTS	(1,943)	(14,424)	(10,824)	(38,828)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	(53)	119	(67)	361
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,560	29,624	16,455	53,786
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	5,564	15,319	5,564	15,319

SUPPLEMENTARY INFORMATION ON INTEREST RECEIVED IN CASH	148	130	415	201

The accompanying notes are an integral part of these condensed consolidated financial statements.

TableContents

 REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the “Company”), incorporated in Israel on August 3, 2009, together with its wholly-owned subsidiary RedHill Biopharma Inc. incorporated in Delaware on January 19, 2017, is a specialty biopharmaceutical company, primarily focused on late clinical-stage development and commercialization of proprietary and in-licensed or acquired drugs for gastrointestinal (“GI”) diseases.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”) and since December 2012, the Company’s American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company’s registered address is 21 Ha’arba’a St, Tel-Aviv, Israel.

The Company is primarily engaged in the research and development of its therapeutic candidates and, since January 2017, has pursued its commercial activities in the U.S. through RedHill Biopharma Inc. To date, the Company has out-licensed on an exclusive worldwide basis only one of its therapeutic candidates and has generated limited revenues from its commercial activities. Accordingly, there is no assurance that the Company’s business will generate sustainable positive cash flows. Through June 30, 2018, the Company has an accumulated deficit and its activities have been funded primarily through public and private offerings of the Company’s securities.

The Company plans to further fund its future operations through commercialization and out-licensing or selling and marketing of its therapeutic candidates, commercialization of in-licensed or acquired products and raising additional capital through the sale of equity, debt or through other financing that does not result in dilution to the Company's shareholders. The Company’s current cash resources are not sufficient to complete the research and development of all of the Company’s therapeutic candidates and to fully support its commercial operations until generation of sustainable positive cash flows. Management expects that the Company will incur additional losses as it continues to focus its resources on advancing the development of its therapeutic candidates, as well as advancing its commercial operations, based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to out-license, sell or commercialize its therapeutic candidates, generate sufficient and sustainable revenues from its commercial operations, or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development or commercialization programs, any of which may have a material adverse effect on the Company’s business, financial condition and results of operations.

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 REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Approval of the condensed consolidated interim financial statements

These condensed consolidated interim financial statements were approved by the Board of Directors (the "BoD") on August 29, 2018.

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

a.	Basis of presentation

The Company's condensed consolidated interim financial statements for the three and six months ended June 30, 2018 (the "Condensed Consolidated Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Consolidated Interim Financial Statements, which are unaudited, do not include all  the information and disclosures that would otherwise be required in a complete set of annual financial statements and should be read in conjunction with the annual financial statements as of December 31, 2017 and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies applied in the preparation of the Condensed Consolidated Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2017, except for the adoption of International Financial Reporting Standard No. 9 "Financial Instruments ("IFRS 9"), effective from January 1, 2018, which did not have a material effect on the Company's financial statements.

b.	International Financial Reporting Standard No. 16 “Leases” (“IFRS 16”), which is not yet in effect, and the Company did not elect to early adopt, was disclosed in the 2017 annual financial statements.

NOTE 3 - EQUITY:

In January 2018, the Company received notifications of exercise with respect to options that had been issued to directors of the Company. Accordingly, the Company issued 710,000 ordinary shares for approximately $0.4 million.

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 REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SHARE-BASED PAYMENTS:

a.	The following is information on options granted during the six months ended June 30, 2018:

	Number of options granted
	According to the Award Plan			Exercise	Fair value of
	of the Company			price for 1	options on date of
	Other than			ordinary	grant in U.S.$
Date of Grant	to directors (1)	To directors (1),(2)	Total	share ($)	thousands (3)
January 2018	1,455,000	—	1,455,000	0.56	433
March 2018	3,210,000	—	3,210,000	0.65	808
May 2018	—	500,000	500,000	0.65	111
	4,665,000	500,000	5,165,000		1,352

1)

The options will vest as follows: for directors and employees of the Company and the Company's subsidiary who had provided services exceeding one year as of the grant date, options will vest in 16 equal quarterly installments over a four-year period. For employees of the Company and the Company's subsidiary who had not provided services exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over 12 equal quarterly installments. During the contractual term, the options will be exercisable, either in full or in part, from the vesting date until the end of 10 years from the date of grant.

The options include both options exercisable into the Company's ordinary shares and options exercisable into the Company's ADSs.

2)

The general meeting of the Company’s shareholders held on May 2, 2018 (the “May 2018 AGM”), subsequent to approval of the Company’s BoD, granted 500,000 options under the Company’s stock options plan to the Company's Chief Executive Officer.

3)

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $0.48-$0.55, expected volatility: 50.99%-57.96%, risk-free interest rate: 2.65%-2.97% and the expected term was derived based on the contractual term of the options, the expected behavior and expected post-vesting forfeiture rates.

b.

During the six months ended June 30, 2018, the BoD approved a 3-years extension of the exercise period of fully-vested options exercisable into the Company's ordinary shares granted to employees and consultants that were originally scheduled to expire in February 2018 and March 2018. Accordingly, 2,844,210 options and 120,000 options, respectively, were extended with the new terms: the exercise price will increase by 50% to $0.75 per ordinary share and $1.575 per ordinary share, respectively, and will not be exercisable within one year of the extension. The total incremental fair value of the options as of the date of the extension was approximately $0.2 million and was recorded to the Statements of Comprehensive Loss immediately.

c.

The May 2018 AGM, subsequent to approval of the Company’s BoD, granted 3-years extension of the exercise period of 1,540,000 fully-vested options exercisable into the Company's ordinary shares and 150,000 fully-vested options exercisable into the Company's ordinary shares granted to the Company's Chief Executive Officer and to a non-executive director of the Company, respectively, that were originally scheduled to expire in February 2018 and May 2018, respectively. The extensions are under the same terms as detailed in note 4b above. The total incremental fair value of the options on the date of May 2018 AGM was $0.1 million and was recorded to the Statements of Comprehensive Loss immediately.

NOTE 5 - NET REVENUES:

	Three Months Ended June 30		Six Months Ended June 30,
	2018	2017	2018	2017
	U.S dollars in thousands		U.S dollars in thousands
Commercialization of product	1,174	411	2,792	411
Promotional services	1,176	72	2,003	72
Total Net Revenues	2,350	483	4,795	483

NOTE 6 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands
June 30, 2018:
Assets -
Financial assets at fair value through profit or loss	14,113	—	14,113
Liabilities -
Derivative financial instruments	—	2,065	2,065
December 31, 2017:
Assets -
Financial assets at fair value through profit or loss	16,587	—	16,587
Liabilities -
Derivative financial instruments	—	448	448

During the six and three months ended June 30, 2018, there were no transfers of financial assets and liabilities between Levels 1, 2 or 3 fair value measurements.  There have been no changes in the methodologies used at June 30, 2018, since December 31, 2017.

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 REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative financial liabilities measured at Level 3 for the six and three months ended June 30, 2018 and 2017:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	U.S. dollars in thousands
Balance at beginning of the period	398	4,873	448	6,155
Exercise of derivative into shares	—	—	—	(20)
Fair value adjustments recognized in profit or loss	1,667	(2,251)	1,617	(3,513)
Balance at end of the period	2,065	2,622	2,065	2,622

The fair value of the above-mentioned derivative financial liabilities that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions at the end of each reporting period.

The fair value of the above-mentioned derivative financial liabilities is computed using the Black-Scholes option pricing model. The fair value of the derivative financial liabilities as of June 30,  2018 is based on the price of an ordinary share on June 30,  2018 and on the following key parameters: risk-free interest rate of 2.42% and an average standard deviation of 52.54% . The fair value of the derivative financial liabilities as of December 31, 2017, was based on the price of an ordinary share on December 31, 2017 and on the following key parameters: risk-free interest rate of 1.89% and an average standard deviation of 48.59%.

c. The carrying amount of cash equivalents, current and non-current bank deposits, receivables, account payables and accrued expenses approximate their fair value due to their short-term characteristics.

NOTE 7 – SEGMENT INFORMATION

The Company has two segments, Commercial Operations and Research and Development. The following tables present net revenues and operating loss for the Company's segments for the six and three months ended June 30, 2018 and 2017:

TableContents

 REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30,
	2018			2018
June 30, 2018:	Commercial Operations	Research and Development	Consolidated	Commercial Operations	Research and Development	Consolidated
	U.S. dollars in thousands			U.S. dollars in thousands
Net revenues	2,350	—	2,350	4,795	—	4,795
Operating loss	2,000	7,557	9,557	4,095	15,457	19,552

	Three Months Ended June 30			Six Months Ended June 30,
	2017			2017
March 31, 2017:	Commercial Operations	Research and Development	Consolidated	Commercial Operations	Research and Development	Consolidated
	U.S. dollars in thousands			U.S. dollars in thousands
Net revenues	483	—	483	483	—	483
Operating loss	3,351	10,188	13,539	3,722	19,919	23,641

NOTE 8 - SUBSEQUENT EVENT:

In August 2018, the Company completed an underwritten offering in the U.S. of an aggregate 4,1611,667 ADSs for gross proceeds to the Company of approximately $25 million. Net proceeds to the Company from the offering, following underwriting commissions and other offering expenses, were approximately $23.5 million.